EXHIBIT 99.1

Intelligent Systems Reports First Quarter 2019 Results

NORCROSS, Ga., May 03, 2019 (GLOBE NEWSWIRE) -- Intelligent Systems Corporation [NYSE American: INS; www.intelsys.com] announced today its financial results for the quarter ended March 31, 2019.

“We re-affirm our previously reported preliminary first quarter 2019 revenues of about $7 million (actual $6,966,000) and preliminary income from operations of $2.5 to $2.7 million (actual $2,605,000) representing significant growth from the same period last year and a good increase from the fourth quarter of 2018. This is significantly higher than the first quarter of 2018 for both revenue and operating profit affirming the progress we made during the last year.”

“The quarter was a good start to what we believe will be a very good year for the company as we continue toward our path of becoming a world class processor. In addition to our ongoing and growing repeating revenues, we will probably see a nice uptick in license revenue at some point in the year,” commented Leland Strange, CEO of Intelligent Systems.

Financial Highlights for the First Quarter of 2019

Total revenues of $6,966,000 in the three month period represented growth of 72 percent compared to the same period in 2018.
In the following table, revenue is disaggregated by type of revenue for the three months ended March 31, 2019 and 2018:

Three months ended March 31, (in thousands)	2019	2018
License	$800	$95
Professional services	3,964	2,109
Processing and maintenance	1,811	1,624
Third party	391	230
Total	$6,966	$4,058

Income from operations was $2,605,000 for the quarter compared to income from operations of $821,000 in the comparable prior year quarter.

Net income was $2,072,000 for the quarter compared to net income of $893,000 in the comparable prior year quarter.

Earnings per diluted share was $0.23 for the quarter ended March 31, 2019.

Investor Conference Call Today

The company is holding an investor conference call today, May 3, 2019, at 11 A.M. Eastern Standard Time.  Interested investors are invited to attend the conference call by dialing (855) 766-6518 and entering conference ID 3097508.  A transcript of the call will be posted on the company’s website at www.intelsys.com as soon as available after the call.

The company will file its Form 10-Q for the period ended March 31, 2019 with the Securities and Exchange Commission today, May 3, 2019. For additional information about reported results, investors will be able to access the Form 10-Q on the company’s website at www.intelsys.com or on the SEC site, www.sec.gov.

About Intelligent Systems Corporation

For over thirty-five years, Intelligent Systems Corporation [NYSE American: INS] has identified, created, operated and grown technology companies. The company’s principal operations are CoreCard Software, Inc. (www.corecard.com) and its affiliate companies. CoreCard designs, develops, and markets a comprehensive suite of software solutions to corporations, financial institutions, retailers and processors to manage their credit and debit cards, prepaid cards, private label cards, fleet cards, loyalty programs, and accounts receivable and small loan transactions.  CoreCard also offers prepaid and credit card processing services using its proprietary software solutions. CoreCard's flexible and proven processing platform has recently been deployed in many countries in addition to the United States including Australia, Canada, China, the United Arab Emirates, France, Italy, Mexico, New Zealand, Singapore, South Africa and the United Kingdom. Further information is available on the company’s website at www.intelsys.com or by calling the company at 770-381-2900.

In addition to historical information, this news release may contain forward-looking statements relating to Intelligent Systems Corporation and its subsidiary and affiliated companies. These statements include all statements that are not statements of historical fact regarding the intent, belief or expectations of Intelligent Systems Corporation and its management with respect to, among other things, results of operations, product plans, and financial condition. The words "may," "will," "anticipate," "believe," "intend," "expect," "estimate," "plan," "strategy" and similar expressions are intended to identify forward-looking statements.  Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements. The company does not undertake to update or revise any forward-looking statements whether as a result of new developments or otherwise, except as required by law. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are instability in the financial markets, delays in product development, undetected software errors, competitive pressures, changes in customers’ requirements or financial condition, market acceptance of products and services, the impact of new or changes in current laws, regulations or other industry standards, risks relating to unauthorized access to confidential information due to criminal conduct, attacks by hackers, employee or insider malfeasance and/or human error and declines in general economic and financial market conditions, particularly those that cause businesses to delay or cancel purchase decisions.

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2019	2018
Revenue
Services	$6,166	$3,963
Products	800	95
Total net revenue	6,966	4,058
Cost of revenue
Services	2,534	1,607
Products	‒	136
Total cost of revenue	2,534	1,743
Expenses
Marketing	38	68
General and administrative	594	473
Research and development	1,195	953
Income from operations	2,605	821
Other income	126	72
Income before income taxes	2,731	893
Income taxes	659	‒
Net income	$2,072	$893
Earnings per share attributable to Intelligent Systems Corporation:
Basic	$0.23	$ 0.10
Diluted	$0.23	$ 0.10
Basic weighted average common shares outstanding	8,841,321	8,777,988
Diluted weighted average common shares outstanding	8,990,438	8,912,130

CONSOLIDATED BALANCE SHEETS
(in thousands)

As of	March 31, 2019	December 31, 2018
ASSETS	(unaudited)	(audited)
Current assets:
Cash	$22,071	$18,919
Marketable securities	379	349
Accounts receivable, net	3,689	3,731
Notes and interest receivable, current portion	‒	581
Other current assets	1,092	1,202
Total current assets	27,231	24,782
Investments	760	760
Notes and interest receivable, net of current portion	2,861	1,745
Property and equipment, at cost less accumulated depreciation	1,445	1,513
Other long-term assets	1,637	504
Total assets	$33,934	$29,304
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$272	$272
Deferred revenue, current portion	905	781
Accrued payroll	1,285	1,145
Accrued expenses	127	71
Income tax payable	943	284
Other current liabilities	1,582	719
Total current liabilities	5,114	3,272
Noncurrent liabilities:
Deferred revenue, net of current portion	74	111
Long-term lease obligation	670	‒
Total noncurrent liabilities	744	111
Intelligent Systems Corporation stockholders’ equity:
Common stock, $0.01 par value, 20,000,000 shares authorized, 8,850,988 and 8,817,988 issued and outstanding at March 31, 2019 and
December 31, 2018, respectively	89	88
Additional paid-in capital	15,133	15,050
Accumulated other comprehensive loss	(93)	(92)
Accumulated income	12,947	10,875
Total Intelligent Systems Corporation stockholders’ equity	28,076	25,921
Total liabilities and stockholders’ equity	$33,934	$29,304

For further information, call
Matt White, 770-564-5504
or email to matt@intelsys.com